Exhibit 99.1
Contact:    Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE	July 30, 2015
TELEFLEX REPORTS SECOND QUARTER 2015 RESULTS

Second Quarter Revenues of $452.1 million, down 3.4% over prior year period; up 4.7% on Constant Currency Basis

Second Quarter GAAP Diluted EPS of $0.93, down 10.6% over the prior year period

Second Quarter Adjusted Diluted EPS of $1.42, down 6.0%, reflecting unfavorable impact from foreign exchange of approximately 20%

2015 Constant Currency Revenue and Adjusted Diluted EPS Guidance Reaffirmed

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the second quarter ended June 28, 2015.

Second quarter net revenues were $452.1 million, a decrease of 3.4% over the second quarter 2014. Excluding the impact of foreign currency fluctuations, second quarter net revenues increased 4.7% over the year ago quarter.

Second quarter GAAP diluted earnings per share from continuing operations decreased 10.6% to $0.93, as compared to $1.04 in the prior year period. Second quarter adjusted diluted earnings per share from continuing operations decreased 6.0% to $1.42, compared to $1.51 in the prior year period.

“During the second quarter of 2015, Teleflex continued its solid operating performance, building upon the results realized earlier this year,” said Benson Smith, Chairman, President and Chief Executive Officer. “Once again, we generated mid-single digit constant currency revenue growth and achieved adjusted earnings per share ahead of our previous expectations. In fact, adjusted earnings per share would have been higher during the second quarter of 2015 had it not been for foreign exchange, which impacted results negatively by approximately 20% as compared to the second quarter of 2014."

Added Smith, "In addition, during the second quarter, we continued to make progress in our strategic initiatives, including the acquisition of a distribution partner of Teleflex's Surgical products in Australia, the acquisition of exclusive North American distribution rights to the AutoFuser® range of disposable pain control pumps, and the receipt of FDA market clearance for its Arrow® Endurance™ Extended Dwell Peripheral Catheter System. Based on our results for the first half of 2015, Teleflex remains on target to achieve our previously provided constant currency revenue growth and adjusted diluted earnings per share guidance for 2015.”

SECOND QUARTER NET REVENUE BY SEGMENT AND GEOGRAPHY

Effective April 1, 2015, the Company reorganized certain of its businesses to better leverage the Company's resources. As a result, the Company realigned its operating segments. Specifically, the Company's Anesthesia/Respiratory North America operating segment was divided into two operating segments, Anesthesia North America and Respiratory North America. Additionally, the businesses comprising the Company's former Specialty operating segment (which was not a reportable segment and, therefore, was included in the "All other" category in the Company's presentation of segment information) were transferred to the Anesthesia North America, Vascular North America and Respiratory North America operating segments.

As a result of the operating segment changes described above, the Company has the following six reportable operating segments: Vascular North America, Anesthesia North America, Surgical North America, EMEA, Asia and

OEM. In connection with its presentation of segment information, the Company will continue to present certain operating segments, including, among others, the Respiratory North America operating segment, in the "All other" category. All prior comparative periods have been restated to reflect these changes.

Vascular North America second quarter net revenues were $81.2 million, an increase of 5.1% compared to the second quarter 2014. Excluding the impact of foreign currency fluctuations, second quarter net revenues increased 5.6% compared to the year ago quarter. The increase in constant currency revenue was largely due to higher sales volume of existing products, somewhat offset by a decrease in new product sales.

Surgical North America second quarter net revenues were $40.5 million, an increase of 6.7% compared to the second quarter 2014. Excluding the impact of foreign currency fluctuations, second quarter net revenues increased 7.8% compared to the year ago quarter. The increase in constant currency revenue was largely due to new product sales, MiniLap product sales and price increases.

Anesthesia North America second quarter net revenues were $45.6 million, a decrease of 0.3% compared to the second quarter 2014. Excluding the impact of foreign currency fluctuations, second quarter net revenues increased 0.2% compared to the year ago quarter. The increase in constant currency revenue was largely due to new product sales, somewhat offset by lower sales volume of existing products and price decreases.

EMEA second quarter net revenues were $129.1 million, a decrease of 16.5% compared to the second quarter 2014. Excluding the impact of foreign currency fluctuations, second quarter net revenues increased 1.7% compared to the year ago quarter. The increase in constant currency revenue was largely due to higher sales volume of existing products and an increase in new product sales, somewhat offset by price decreases.

Asia second quarter net revenues were $62.1 million, a decrease of 0.8% compared to the second quarter 2014. Excluding the impact of foreign currency fluctuations, second quarter net revenues increased 9.4% compared to the year ago quarter. The increase in constant currency revenue was largely due to price increases, increased sales volume of existing products, product sales resulting from the acquisition of Human Medics Co. Ltd., and an increase in new product sales.

OEM and Development Services (“OEM”) second quarter net revenues were $37.9 million, an increase of 3.6% compared to the second quarter 2014. Excluding the impact of foreign currency fluctuations, second quarter net revenues increased 7.5% compared to the year ago quarter. The increase in constant currency revenue was largely due to higher sales volume of existing products and an increase in new product sales.

	Three Months Ended		% Increase/ (Decrease)
	June 28, 2015	June 29, 2014	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Vascular North America	$81.2	$77.2	5.6%	(0.5%)	5.1%
Surgical North America	40.5	38.0	7.8%	(1.1%)	6.7%
Anesthesia North America	45.6	45.7	0.2%	(0.5%)	(0.3%)
EMEA	129.1	154.7	1.7%	(18.2%)	(16.5%)
Asia	62.1	62.5	9.4%	(10.2%)	(0.8%)
OEM	37.9	36.6	7.5%	(3.9%)	3.6%
All Other	55.7	53.4	6.0%	(1.7%)	4.3%
Total	$452.1	$468.1	4.7%	(8.1%)	(3.4%)

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing costs for the first six months of 2015 aggregated $60.6 million compared to $63.8 million for the prior year period.

Cash and cash equivalents at June 28, 2015 were $325.0 million compared to $303.2 million at December 31, 2014.

Net accounts receivable at June 28, 2015 were $286.4 million compared to $273.7 million at December 31, 2014.

Net inventories at June 28, 2015 were $347.1 million compared to $335.6 million at December 31, 2014.

Net debt obligations at June 28, 2015 were $816.7 million compared to $801.4 million at December 31, 2014.

2015 OUTLOOK

The Company continues to estimate that constant currency revenue growth will be between 4% and 6%. On a GAAP basis, revenues are expected to be flat to down 2% versus the prior year due to the unfavorable impact of foreign currency fluctuations.

The Company also continues to estimate that adjusted diluted earnings per share from continuing operations will be between $6.10 and $6.35, representing an increase of 6.3% to 10.6% over the prior year. Consistent with our previous expectations, we anticipate that foreign currency fluctuations will negatively impact adjusted earnings per share in 2015 by approximately 15%. The Company has updated its full year 2015 GAAP diluted earnings per share from continuing operations range from $4.13 to $4.28 to a range of $4.23 to $4.38, reflecting an expected reduction in 2015 forecasted restructuring, impairment charges and special items, net of tax.

FORECASTED 2015 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

Forecasted 2015 GAAP revenue growth	(2%)	—

Estimated impact of foreign currency fluctuations	6%	6%

Forecasted 2015 constant currency revenue growth	4%	6%

FORECASTED 2015 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share attributable to common shareholders	$4.23	$4.38

Restructuring, impairment charges and special items, net of tax	$0.80	$0.85

Intangible amortization expense, net of tax	$0.90	$0.95

Amortization of debt discount on convertible notes, net of tax	$0.17	$0.17

Adjusted diluted earnings per share	$6.10	$6.35

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until August 6, 2015 at 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 52181612.

ADDITIONAL NOTES

Constant currency revenue growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

In the discussion of segment results, "new products" refers to products we have sold for 36 months or less, and "existing products" refers to products we have sold for more than 36 months.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) the effect of charges associated with our restructuring programs; (ii) losses and other charges, including acquisition and integration costs, charges related to facility consolidations, charges related to contingent consideration liabilities and charges related to a litigation verdict against the Company with respect to a non-operating joint venture, net of specified reversals, including a reversal of liabilities related to certain contingent consideration arrangements; (iii) amortization of the debt discount on the Company’s convertible notes; (iv) intangible amortization expense; (v) loss on extinguishment of debt; and (vi) tax benefits resulting from the resolution of, or expiration of the statute of limitations with respect to, prior years’ tax matters. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue growth. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical adjusted diluted earnings per share to historical GAAP earnings per share are set forth below. Tables reconciling constant currency net revenues to GAAP net revenues and reconciling forecasted non-GAAP measures to the most directly comparable forecasted GAAP measures are set forth above.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended - June 28, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$218.8	$142.2	$13.4	$0.6	$16.1	$10.5	$5.3	$44.8	$0.93	48,081
Adjustments
Restructuring and other impairment charges	—	—	—	0.6	—	—	0.2	0.4	$0.01	—
Losses and other charges (A)	3.1	(3.4)	—	—	—	—	0.6	(0.9)	($0.03)	—
Amortization of debt discount on convertible notes	—	—	—	—	3.3	—	1.2	2.1	$0.04	—
Intangible amortization expense	—	15.1	—	—	—	—	4.1	10.9	$0.23	—
Loss on extinguishment of debt, net	—	—	—	—	—	10.5	3.8	6.6	$0.14	—
Tax adjustment (B)	—	—	—	—	—	—	0.3	(0.3)	($0.01)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	$0.10	(3,366)
Adjusted basis	$215.7	$130.6	$13.4	—	$12.8	—	$15.5	$63.5	$1.42	44,715
Quarter Ended - June 29, 2014
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$224.0	$146.8	$14.9	$7.6	$15.9	0	$10.0	$48.4	$1.04	46,392
Adjustments
Restructuring and other impairment charges	—	—	—	7.6	—	—	3.5	4.2	$0.09	—
Losses and other charges (A)	0.9	(1.1)	0.1	—	—	—	—	(0.2)	—	—
Amortization of debt discount on convertible notes	—	—	—	—	3.0	—	1.1	1.9	$0.04	—
Intangible amortization expense	—	16.1	—	—	—	—	4.4	11.7	$0.25	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	—	—	—	—
Tax adjustment (B)	—	—	—	—	—	—	—	—	—	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	$0.09	(2,714)
Adjusted basis	$223.1	$131.9	$14.8	—	$12.9	—	$19.0	$65.9	$1.51	43,678
(A) In 2015, losses and other charges include approximately $2.0 million, net of tax, or $0.04 per share, related to acquisition and integration costs, and charges related to facility consolidations; reversals included approximately ($2.7) million, net of tax, or ($0.06) per share, related to contingent consideration liabilities; and approximately ($0.2) million, net of tax, or ($0.01) per share, related to a litigation verdict against the Company with respect to a non-operating joint venture. In 2014, losses and other charges include approximately $4.2 million, net of tax, or $0.09 per share, related to acquisition and integration costs; reversals included approximately ($4.4) million, net of tax, or ($0.09) per share, related to the reversal of contingent consideration liabilities.

(B) The tax adjustment represents a net benefit resulting from the resolution of, or the expiration of statute of limitations with respect to various prior years’ U.S. federal, state and foreign tax matters.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Year-to-date Ended - June 28, 2015
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$425.6	$281.9	$26.3	$5.0	$33.1	$10.5	$14.6	$83.8	$1.76	47,688
Adjustments
Restructuring and other impairment charges	—	—	—	5.0	—	—	1.8	3.2	$0.07	—
Losses and other charges (A)	5.2	(2.5)	—	—	—	—	1.4	1.3	$0.02	—
Amortization of debt discount on convertible notes	—	—	—	—	6.5	—	2.4	4.1	$0.09	—
Intangible amortization expense	—	29.8	—	—	—	—	7.9	21.9	$0.46	—
Loss on extinguishment of debt, net	—	—	—	—	—	10.5	3.8	6.6	$0.14	—
Tax adjustment (B)	—	—	—	—	—	—	0.2	(0.2)	—	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	$0.19	(3,211)
Adjusted basis	$420.4	$254.6	$26.3	—	$26.6	—	$32.1	$120.8	$2.72	44,477
Year-to-date Ended - June 29, 2014
	Cost of goods sold	Selling, general and administrative expenses	Research and development expenses	Restructuring and other impairment charges	Interest expense, net	Loss on extinguishment of debt, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$441.4	$287.1	$28.9	$15.4	$31.1	0	$18.5	$83.5	$1.81	46,071
Adjustments
Restructuring and other impairment charges	—	—	—	15.4	—	—	4.5	10.9	$0.24	—
Losses and other charges (A)	0.9	(1.2)	0.1	—	—	—	0.8	(1.1)	($0.03)	—
Amortization of debt discount on convertible notes	—	—	—	—	6.0	—	2.2	3.8	$0.08	—
Intangible amortization expense	—	32.1	—	—	—	—	9.9	22.2	$0.48	—
Loss on extinguishment of debt, net	—	—	—	—	—	—	—	—	—	—
Tax adjustment (B)	—	—	—	—	—	—	0.2	-0.2	($0.01)	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	—	—	$0.15	(2,582)
Adjusted basis	$440.5	$256.3	$28.9	—	$25.1	—	$36.3	$118.9	$2.73	43,489
(A) In 2015, losses and other charges include approximately $3.9 million, net of tax, or $0.08 per share, related to acquisition and integration costs, and charges related to facility consolidations; reversals included approximately ($2.4) million, net of tax, or ($0.05) per share, related to contingent consideration liabilities; and approximately ($0.2) million, net of tax, or ($0.01) per share, related to a litigation verdict against the Company with respect to a non-operating joint venture. In 2014, losses and other charges include approximately $5.6 million, net of tax, or $0.12 per share, related to acquisition and integration costs; reversals included approximately ($6.7) million, net of tax, or ($0.15) per share, related to the reversal of contingent consideration liabilities.

(B) The tax adjustment represents a net benefit resulting from the resolution of, or the expiration of statute of limitations with respect to various prior years’ U.S. federal, state and foreign tax matters.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF NET DEBT OBLIGATIONS

	June 28, 2015	December 31, 2014
	(Dollars in thousands)
Note payable and current portion of long term borrowings	$415,991	$368,401

Long term borrowings	696,000	700,000

Unamortized debt discount	29,726	36,197

Total debt obligations	1,141,717	1,104,598

Less: cash and cash equivalents	325,010	303,236

Net debt obligations	$816,707	$801,362

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Wayne, PA, Teleflex employs approximately 12,400 people and serves healthcare providers worldwide. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2015 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions, including as a result of difficulties with various employees, labor representatives or regulators; the loss of skilled employees in connection with such initiatives; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
	(Dollars and shares in thousands, except per share)
Net revenues	$452,045	$468,105	$881,475	$906,651
Cost of goods sold	218,808	224,017	425,601	441,404
Gross profit	233,237	244,088	455,874	465,247
Selling, general and administrative expenses	142,228	146,843	281,925	287,140
Research and development expenses	13,443	14,870	26,327	28,932
Restructuring and impairment charges	580	7,623	5,028	15,403
Income from continuing operations before interest, extinguishment of debt and taxes	76,986	74,752	142,594	133,772
Interest expense	16,207	16,062	33,379	31,466
Interest income	(154)	(146)	(323)	(333)
Loss on extinguishment of debt	10,454	—	10,454	—
Income from continuing operations before taxes	50,479	58,836	99,084	102,639
Taxes on income from continuing operations	5,280	10,006	14,612	18,540
Income from continuing operations	45,199	48,830	84,472	84,099
Operating loss from discontinued operations	(145)	(1,594)	(644)	(1,619)
Taxes (benefit) on loss from discontinued operations	45	(469)	249	(369)
Loss from discontinued operations	(190)	(1,125)	(893)	(1,250)
Net income	45,009	47,705	83,579	82,849
Less: Income from continuing operations attributable to noncontrolling interest	446	453	664	639
Net income attributable to common shareholders	$44,563	$47,252	$82,915	$82,210
Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$1.08	$1.17	$2.02	$2.02
Loss from discontinued operations	(0.01)	(0.03)	(0.02)	(0.03)
Net income	$1.07	$1.14	$2.00	$1.99
Diluted:
Income from continuing operations	$0.93	$1.04	$1.76	$1.81
Loss from discontinued operations	—	(0.02)	(0.02)	(0.03)
Net income	$0.93	$1.02	$1.74	$1.78
Dividends per share	$0.34	$0.34	$0.68	$0.68
Weighted average common shares outstanding
Basic	41,560	41,380	41,514	41,321
Diluted	48,081	46,392	47,688	46,071
Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$44,753	$48,377	$83,808	$83,460
Loss from discontinued operations, net of tax	(190)	(1,125)	(893)	(1,250)
Net income	$44,563	$47,252	$82,915	$82,210

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 28, 2015	December 31, 2014
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$325,010	$303,236
Accounts receivable, net	286,371	273,704
Inventories, net	347,095	335,593
Prepaid expenses and other current assets	34,659	35,697
Prepaid taxes	46,008	40,256
Deferred tax assets	56,294	57,301
Assets held for sale	7,072	7,422
Total current assets	1,102,509	1,053,209
Property, plant and equipment, net	315,536	317,435
Goodwill	1,317,874	1,323,553
Intangible assets, net	1,185,517	1,216,720
Investments in affiliates	401	1,150
Deferred tax assets	1,134	1,178
Other assets	61,191	64,010
Total assets	$3,984,162	$3,977,255
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$415,991	$368,401
Accounts payable	74,364	64,100
Accrued expenses	65,843	72,383
Current portion of contingent consideration	5,802	11,276
Payroll and benefit-related liabilities	69,564	85,442
Accrued interest	7,991	9,169
Income taxes payable	11,700	13,768
Other current liabilities	10,631	10,360
Total current liabilities	661,886	634,899
Long-term borrowings	696,000	700,000
Deferred tax liabilities	433,257	451,541
Pension and postretirement benefit liabilities	161,036	167,241
Noncurrent liability for uncertain tax provisions	50,547	50,884
Other liabilities	61,429	58,991
Total liabilities	2,064,155	2,063,556
Commitments and contingencies
Total common shareholders' equity	1,917,779	1,911,309
Noncontrolling interest	2,228	2,390
Total equity	1,920,007	1,913,699
Total liabilities and equity	$3,984,162	$3,977,255

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 28, 2015	June 29, 2014
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations
Net income	$83,579	$82,849
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	893	1,250
Depreciation expense	22,385	23,997
Amortization expense of intangible assets	29,826	32,102
Amortization expense of deferred financing costs and debt discount	8,421	7,716
Loss on extinguishment of debt	10,454	—
Changes in contingent consideration	(2,293)	(6,617)
Stock-based compensation	7,126	5,726
Deferred income taxes, net	625	2,811
Other	(6,301)	(2,142)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(17,984)	640
Inventories	(16,895)	(16,385)
Prepaid expenses and other current assets	921	2,407
Accounts payable and accrued expenses	(2,966)	(1,731)
Income taxes receivable and payable, net	(8,203)	(12,462)
Net cash provided by operating activities from continuing operations	109,588	120,161
Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(31,321)	(30,850)
Proceeds from sale of assets and investments	—	4,139
Payments for businesses and intangibles acquired, net of cash acquired	(37,559)	(28,535)
Investment in affiliates	—	(60)
Net cash used in investing activities from continuing operations	(68,880)	(55,306)
Cash Flows from Financing Activities of Continuing Operations:
Proceeds from new borrowings	288,100	250,000
Reduction in borrowings	(250,981)	(480,000)
Debt extinguishment, issuance and amendment fees	(8,746)	(3,275)
Net proceeds from share based compensation plans and the related tax impacts	4,843	2,391
Payments to noncontrolling interest shareholders	(832)	(1,094)
Payments for contingent consideration	(3,989)	—
Dividends	(28,234)	(28,093)
Net cash provided by (used in) financing activities from continuing operations	161	(260,071)
Cash Flows from Discontinued Operations:
Net cash used in operating activities	(1,363)	(1,531)
Net cash used in discontinued operations	(1,363)	(1,531)
Effect of exchange rate changes on cash and cash equivalents	(17,732)	2,145
Net increase (decrease) in cash and cash equivalents	21,774	(194,602)
Cash and cash equivalents at the beginning of the period	303,236	431,984
Cash and cash equivalents at the end of the period	$325,010	$237,382